EXHIBIT 99.1

MILLER ENERGY RESOURCES REPORTS SECOND QUARTER RESULTS
——————————————————————————

HOUSTON, TX. - (December 10, 2014) - Miller Energy Resources, Inc. ("Miller Energy" or “the Company”) (NYSE: MILL) reported today for the second quarter of fiscal 2015, which ended October 31, 2014.

Second Quarter Highlights

•	Net Production averaged 3,273 Boed, up 56% from the 2,101 Boed in the second quarter of fiscal 2014.

•	Total Revenues increased 29% to $24.2 million from $18.8 million in the second quarter of fiscal 2014.

•	Adjusted EBITDA increased 60% to $9.4 million from $5.9 million in the second quarter of fiscal 2014.

•
During the three months ended October 31, 2014, the Company recognized a $265.3 million non-cash impairment charge related to its Redoubt field proved and unproved properties. The proved and unproved properties were written down to their estimated fair value. This impairment was triggered by the decline in crude oil prices and measured using a discounted cash flow model.

•
During the three months ended October 31, 2014, due to the lack of finding significant hydrocarbons, we wrote off exploratory well Olsen Creek #2 in the amount of $13.4 million, including unproved leasehold costs and net of tax credits.

•
The Company’s borrowing base remains $60 million. Its next redetermination is February 1, 2015. Currently, the Company has approximately $10 million in cash, $36 million drawn against our $60 million borrowing base, and a cash tax credit application of approximately $21.2 million that we expect in late January / early February and of $20.6 million that we expect in July 2015. Our first lien credit agreement requires that all proceeds from the application for $21.2 million be used to pay down the outstanding debt balance of our revolving bank loan. Additionally, as part of its normal course of business, Miller Energy will be applying during the third quarter of fiscal 2015 for our state NOL cash tax credits.

•
The Company has hedged production for 390 MBbls at $98.71 remaining in fiscal 2015, 788 MBbls at $95.36 in fiscal 2016, and 233 MBbs at $93.97 in fiscal 2017. During the three months ended October 31, 2014, Miller recorded a non-cash gain of $23.1 million related to this favorable crude oil derivatives position.

•
Subject to final regulatory approval, the Company expects to close the purchase of Savant Alaska LLC later this month with an effective date of May 1, 2014. There is the potential that we may need to raise additional capital through debt or equity to improve our ability to finance the acquisition.

•
On November 20, 2014, Miller Energy closed on the sale of substantially all of its Tennessee oil and gas properties, receiving $3.3 million in cash from the sale as well as $0.6 million in cash from liquidating remaining inventory.

•	On September 14, 2014, the board appointed Carl F. Giesler, Jr. as Chief Executive Officer.

•	On August 25, 2014, Miller Energy completed the public offering of the Company’s Series D Preferred Stock yielding proceeds of $17.0 million.

•	On August 21, 2014, the Company received a tax credit certificate from the State of Alaska in the amount of $31.2 million.

•	On August 8, 2014, the Company completed the acquisition of the Anchor Point Pipeline.

“Given the continued pressure on oil prices, we’re re-directing our drilling effort towards lower-risk and predominantly gas wells,” said Carl F. Giesler, Miller’s Chief Executive Officer. “We’re fortunate - and we think, unique - as a company to have a solid inventory of gas wells and the ability to sell gas at a price greater than $6 per Mcf. Because of the closed-loop nature of the Cook Inlet area in which we operate, gas trades for north of $6 per Mcf and the State of Alaska shares via cash tax credits in 35% to 65% of our well costs.”

MILL Reports Second Quarter Results
December 10, 2014

“We’re also fortunate to have a favorable oil hedge position,” added Mr. Giesler. “Based on our strong oil hedge profile, our long-term gas contracts and a lower-risk, more gas-focused drilling plan, we believe the Company has sufficient liquidity if oil prices remain at current levels for the foreseeable future. In particular, we consider sacrosanct and plan on fully meeting our obligations to our lenders and to make timely and full dividend payments to our Preferred Shareholders.”

Second Quarter Results

Average net production increased by 56%, with 301,078 boe in the second quarter of fiscal 2015, compared to 193,260 boe for the second quarter of 2014. The production increase was attributable to a 15% increase in oil volume and 1,000%+ increase in natural gas volume in the Cook Inlet.

Total revenue increased by 29%, with $24.2 million in the second quarter of fiscal 2015, compared to $18.8 million for the second quarter of 2014 and $25.4 million for the first quarter of fiscal 2015. The increase in revenue was as a result of increased volumes partially offset by a 15% decrease in realized oil prices.

Lease operating expense increased by 73%, with $9.0 million in the second quarter of fiscal 2015, compared to $5.2 million for the second quarter of 2014 and $6.6 million for the first quarter of fiscal 2015. The increase in operating costs was related to increased production and lower of cost or market adjustments to inventory which negatively impacted operating expenses by $1.3 million in the second quarter.

General and administrative costs paid in cash increased by 92%, with $10.4 million in the second quarter of fiscal 2015, compared to $5.4 million for the second quarter of 2014 and $5.4 million for the first quarter of fiscal 2015. The increase is due to increased personnel costs related to new employees and bonus and stock-based compensation to directors and key employees.

Depreciation, depletion and amortization expense increased by 123%, with $20.1 million in the second quarter of fiscal 2015, compared to $9.0 million for the second quarter of 2014 and $17.0 million for the first quarter of 2015. The increase in DD&A expense is primarily a result of increased production form the Cook Inlet region and changes in estimated reserves by field.

Adjusted EBITDA increased by 60%, with $9.4 million in the second quarter of fiscal 2015, compared to $5.9 million for the second quarter of 2014 and $14.0 million for the first quarter of fiscal 2015. The increase related to increases in production.

Loss before income taxes increased by 2,804%, with $285.7 million in the second quarter of fiscal 2015, compared to $9.8 million for the second quarter of 2014 and $19.2 million for the first quarter of 2015. The increase in the loss relates the noncash $265.3 million impairment charge related to the Redoubt Unit field.

Six Months Results

Average net production increased by 90%, with 605,879 boe in the first half of fiscal 2015, compared to 318,340 boe for the first half of 2014. The production increase was mainly attributable to a 42% increase in oil volumes and a 1,365% increase in natural gas volumes in the Cook Inlet region.

Total revenue for the first half of fiscal 2015 was $49.6 million compared with $31.8 million for the first half of fiscal 2014, an increase of approximately 56% year-over-year, primarily due to increased production volumes in the Cook Inlet supported by wells being brought online, including WMRU-2B and Sword#1 in the Company’s West McArthur River Unit field, and RU-5B in the Redoubt Shoals field.

Lease operating expense increased by 44%, with $15.6 million in the first half of fiscal 2015, compared to $10.8 million for the first half of fiscal 2014. The increase in operating costs was related to increased production and lower cost of market adjustments to inventory.

Transportation costs increased by 58%, with $2.5 million in the first half of fiscal 2015, compared to $1.6 million for the first half of fiscal 2014. This is consistent with the increased production for the comparable periods.

General and administrative costs paid in cash increased by 36%, with $15.8 million in the first half of fiscal 2015, compared to $10.1 million for the first half of fiscal 2014. The increase is due to increased personnel costs related to new employees and bonus and stock-based compensation to directors and key employees.

MILL Reports Second Quarter Results
December 10, 2014

Depreciation, depletion and amortization expense increased by 152%, with $37.1 million in the first half of fiscal 2015, compared to $14.7 million for the first half of fiscal 2014. The increase in DD&A expense is primarily a result of increased production form the Cook Inlet region and changes in estimated reserves by field.

Adjusted EBITDA increased by 231%, with $23.4 million for the first half of fiscal 2015 as compared to adjusted EBITDA of $7.1 million in the first half of fiscal 2014. The year-over-year increase related to increases in production.

Loss before income taxes increased 1,325%, with $304.9 million for the first half of fiscal 2015, compared to $21.4 million for the first half of fiscal 2014.

Cash expenditures for capital projects and equipment increased from last year to $94.3 million in the first half of fiscal 2015. The increase in capital expenditures relates to our increase in drilling activity over prior periods.

Outlook

Going forward, the Company will shift focus to lower-risk drilling projects with immediate production and cash flow potential. Management plans to steadily grow production and cash flow by drilling its inventory of gas wells at North Fork. Rig 37 is currently drilling NFU 24-26. Additionally, the Company will target lower-risk sidetracks and PUDs at Redoubt, beginning with RU-7. Subject to closing its acquisition of Savant Alaska, LLC, the Company expects to drill an additional two wells during the summer of 2015 at Badami (subject to regulatory approval of the Savant acquisition). There is the potential that we may need to raise more capital through debt or equity to improve our liquidity to finance the Savant acquisition. The remaining fiscal 2015 budget is approximately $45 million which will be used to drill gas wells at North Fork and a sidetrack at RU-7 and RU-5.

Investor Conference Call
Mr. Carl F. Giesler, Jr., CEO, will host Miller's fiscal 2015 second quarter earnings call. To attend the call, please use the dial in information below. When prompted, ask for the "Miller Energy Resources Q2 2015 conference call".

Date:	Wednesday, December 10, 2014
Time:	9:00 a.m. Eastern Time
Conference Line (U.S.):	1-888-576-4398
International Dial-In:	1-719-325-2455
Conference ID:	5029928
Webcast:	http://public.viavid.com/player/index.php?id=112104

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 p.m. ET on December 10, 2014 to 11:59 p.m. ET on January 10, 2015. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 5029928.

About Miller Energy Resources

Miller Energy Resources, Inc. is a domestic oil and natural gas exploration and production focused on Alaska. The Company's enterprises encompass production and reserves onshore and offshore in the Cook Inlet area, approximately 62MBPD of storage and processing infrastructure, the Osprey offshore production platform and four owned drilling rigs. Miller manages its operations from Anchorage with additional administrative offices in the lower 48. The Company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties

MILL Reports Second Quarter Results
December 10, 2014

and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller to experience additional operating losses; material weaknesses in Miller’s internal control over financial reporting and the need to enhance Miller’s systems, accounting, controls and reporting performance; potential limitations imposed by debt covenants under Miller’s senior credit facilities on Miller’s growth and the ability to meet Miller’s business objectives; debt costs under Miller’s existing senior credit facilities; the ability of Miller’s lenders to redetermine the borrowing base under the First Lien RBL; the increased likelihood of such a redetermination in light of recent declines in oil prices, Miller’s ability to meet the financial and production covenants contained in the First Lien RBL and/or Second Lien Credit Facility; whether Miller is able to complete or commence its drilling projects within its expected time frame or expected budget; Miller’s ability to recover proved undeveloped reserves; the impact that changes in tax law could have on Miller’s ability to benefit from tax credits from the State of Alaska and the impact such changes could have on Miller’s future plans, Miller’s ability to successfully acquire, integrate and exploit new productive assets in the future; in addition, the previously disclosed acquisition of Savant cannot be guaranteed and access to the liquidity needed to close the sale may be harder to obtain than expected, whether Miller can establish production on certain leases in a timely manner before expiration; Miller’s ability to complete the work commitments required as terms of its Susitna Basin Exploration Licenses; Miller’s experience with horizontal drilling; risks associated with the hedging of commodity prices; Miller’s dependence on third party transportation facilities; concentration risk in the market for the oil and natural gas Miller produces in Alaska, the potential inability of Miller to be able to replace its natural gas sales contract with ENSTAR or the risk that pricing in any replacement agreement might not be as favorable, Miller’s ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; uncertainties related to deficiencies identified by the SEC in our Form 10-K for 2011; the impact of natural disasters on Miller’s Cook Inlet Basin operations; the effect of global market conditions on Miller’s ability to obtain reasonable financing and on the prices of Miller’s common stock, Series C Preferred Stock and Series D Preferred Stock; limitations placed on Miller with respect to the issuance and/or designation of additional preferred stock; litigation risks; the imprecise nature of Miller’s reserve estimates; risks related to drilling dry holes or wells without commercial quantities of hydrocarbons; fluctuating oil and gas prices and the impact on Miller’s results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; the potential for shortages or increases in costs of equipment, services and qualified personnel; strong industry competition; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the potential to incur substantial penalties and fines if Miller fails to comply with all applicable FERC administered statutes, rules, regulations and orders; new regulation on derivative instruments used by Miller to manage its risk against fluctuating commodity prices; the impact that proposed federal, state, or local regulation regarding hydraulic fracturing could have on Miller; the effect that future environmental legislation could have on various costs; the impact of certain provisions included in the FY2015 U.S. federal budget on certain tax incentives and deductions Miller currently uses; that no dividends may be paid on our common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates; the effects of the change of control conversion features of the Series C and Series D Preferred Stock on a potential change of control; the junior ranking of the Series C and Series D Preferred Stock to the Series B Preferred Stock and all of Miller’s indebtedness; Miller’s ability to pay dividends on the Series C or Series D Preferred Stock; whether Miller’s Series C or Series D Preferred Stock is rated; the ability of Miller’s Series C or Series D Preferred Stockholders to exercise conversion rights upon a change of control; fluctuations in the market price of our Series C or Series D Preferred Stock; whether Miller issues additional shares of Series C or Series D Preferred Stock or additional series of preferred stock that rank on parity with the Series C and Series D Preferred Stock; the very limited voting rights held by the Series C and Series D Preferred Stockholders; the newness of the Series D Preferred Stock and the limited trading market of the Series C and Series D Preferred Stock; and risks related to the continued listing of the Series C and Series D Preferred Stock on the NYSE. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2014. Capitalized terms used above but not defined above are defined in Miller’s Annual Report. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

MILL Reports Second Quarter Results
December 10, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED OPERATING DATA
(Unaudited)
(Dollars in thousands, except per unit and per day data)

	Three Months Ended
	October 31, 2014	July 31, 2014	October 31, 2013

Net production volumes:
Oil volume - bbls	207,544	208,821	181,305
Natural gas volume - mcf	561,199	575,883	71,727
Total production - boe (1)	301,078	304,802	193,260

Average daily production (bbls/d)	2,256	2,270	1,971
Average daily production (mcf/d)	6,100	6,260	780
Average daily production (boe/d)	3,273	3,313	2,101

Average realized sales prices:
Average realized oil sales price - bbl	$87.28	$100.44	$102.65
Average realized natural gas sales price - per mcf	6.75	6.83	3.91
Average realized sales price - per boe (2)	68.00	75.23	97.67

Lease operating expenses (boe/d)	$29.77	$21.74	$26.78
Transportation costs (boe/d) (3)	(1.47)	9.79	5.11

Depreciation, depletion and amortization	20,082	16,978	9,018
General and administrative expenses	17,901	9,511	7,145
General and administrative costs paid in cash	10,359	5,401	5,365
Adjusted EBITDA	9,357	14,001	5,865
Loss before income taxes	(285,653)	(19,203)	(9,838)

———————

1
These figures present production on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

2
These figures present sales on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

3
The decrease in transportation costs (boe/d) for the three months ended October 31, 2014, relates to a gas transportation refund of $1.7 million from the closing of the Anchor Point Pipeline acquisition. Excluding this refund would have yielded a $4.10 transportation cost per boe/d.

MILL Reports Second Quarter Results
December 10, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
REVENUES:
Oil sales	$18,044	$18,406	$37,345	$30,664
Natural gas sales	5,865	283	11,662	553
Other	267	107	548	587
Total revenues	24,176	18,796	49,555	31,804
OPERATING EXPENSES:
Lease operating expense	8,963	5,176	15,589	10,816
Transportation costs	(442)	987	2,542	1,612
Cost of purchased gas sold	1,284	—	2,256	—
Cost of other revenue	325	304	665	588
General and administrative	17,901	7,145	27,412	13,505
Alaska carried-forward annual loss credits, net	323	—	(2,732)	—
Exploration expense	166,812	148	167,108	434
Depreciation, depletion and amortization	20,082	9,018	37,060	14,710
Accretion of asset retirement obligation	351	301	697	598
Impairment of proved properties	113,734	—	113,734	—
Other operating expense, net	—	—	4	—
Total operating expense	329,333	23,079	364,335	42,263
OPERATING LOSS	(305,157)	(4,283)	(314,780)	(10,459)
OTHER INCOME (EXPENSE):
Interest expense, net	(3,619)	(1,363)	(6,418)	(3,644)
Gain (loss) on derivatives, net	23,089	(4,190)	16,186	(7,266)
Other income (expense), net	33	(2)	155	(16)
Total other income (expense)	19,503	(5,555)	9,923	(10,926)
LOSS BEFORE INCOME TAXES	(285,654)	(9,838)	(304,857)	(21,385)
Income tax benefit	117,746	4,850	125,095	9,469
NET LOSS	(167,908)	(4,988)	(179,762)	(11,916)
Accretion of Series C and D preferred stock	(913)	(665)	(1,734)	(1,118)
Series C and D preferred stock cumulative dividends	(3,459)	(2,632)	(6,406)	(4,668)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(172,280)	$(8,285)	$(187,902)	$(17,702)

LOSS PER COMMON SHARE:
Basic	$(3.71)	$(0.19)	$(4.07)	$(0.40)
Diluted	$(3.71)	$(0.19)	$(4.07)	$(0.40)

MILL Reports Second Quarter Results
December 10, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	October 31, 2014	April 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,484	$5,749
Restricted cash	1,147	679
Accounts receivable, net of allowances of $303 and $252	8,228	6,409
Alaska production credits receivable, net of allowances of $4,187 and $7,124	37,684	49,121
Inventory	28,952	9,278
Total current assets	90,495	71,236
OIL AND GAS PROPERTIES, NET	362,555	644,827
EQUIPMENT, NET	54,230	35,369
OTHER ASSETS:
Other assets	21,539	15,390
Total assets	$528,819	$766,822
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$66,001	$59,282
Short-term portion of derivative instruments	—	3,315
Deferred income taxes	—	2,858
Current portion of long-term debt and capital leases	24,672	9,459
Liabilities associated with assets held for sale	1,495	—
Total current liabilities	92,168	74,914
OTHER LIABILITIES:
Deferred income taxes	20,197	139,768
Long-term portion of derivative instruments	—	4,006
Long-term debt and capital leases, less current portion	194,346	174,743
Other	22,305	22,872
Total liabilities	329,016	416,303

MEZZANINE EQUITY:
Mezzanine equity	69,154	67,760

STOCKHOLDERS' EQUITY:
Stockholders' equity	130,649	282,759
Total liabilities and stockholders' equity	$528,819	$766,822

MILL Reports Second Quarter Results
December 10, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (Dollars in thousands)

	Six Months Ended October 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(179,762)	$(11,916)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	37,060	14,710
Expense from issuance of equity	10,113	3,574
Non-cash exploration expenses	166,303	193
Impairment of proved properties	113,734	—
Deferred income taxes	(125,095)	(9,556)
Derivative contracts:
(Gain) loss on derivatives, net	(16,186)	7,266
Cash settlements paid	(402)	(1,782)
Other, net	(927)	2,282
Changes in operating assets and liabilities (excluding effects of acquisitions):	20,645	(597)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25,483	4,174

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(94,574)	(67,121)
Proceeds from Alaska expenditure and exploration based credits	36,809	9,668
Deposits for potential acquisition	(3,000)	—
Prepayment of drilling costs	—	(2,192)
NET CASH USED IN INVESTING ACTIVITIES	(60,765)	(59,645)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends	(5,863)	(3,258)
Payments on debt and capital lease obligations	(14,910)	—
Proceeds from borrowings and capital lease obligations	49,250	20,000
Debt acquisition costs	(2,076)	(1,900)
Issuance of preferred stock	20,376	56,333
Equity issuance costs	(1,412)	(3,683)
Exercise of equity rights	1,409	2,283
Other, net	(2,757)	5,030
NET CASH PROVIDED BY FINANCING ACTIVITIES	44,017	74,805
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,735	19,334

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,749	2,551
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,484	$21,885

MILL Reports Second Quarter Results
December 10, 2014

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP
This press release contains non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including that in our public filings.

To supplement the Company's condensed consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use non-GAAP adjusted EBITDA, or adjusted Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses as set forth in the table below. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's performance and liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of the business.

Adjusted EBITDA Reconciliations

	For the Three Months Ended October 31,		For the Six Months Ended October 31,
	2014	2013	2014	2013
	(dollars in thousands)
Loss before income taxes	$(285,654)	$(9,838)	$(304,857)	$(21,385)
Adjusted by:
Interest expense, net	3,619	1,363	6,418	3,644
Depreciation, depletion and amortization	20,082	9,018	37,060	14,710
Impairment of proved properties	113,734	—	113,734	—
Asset disposals	47	—	47	—
Accretion of asset retirement obligation	351	301	697	598
Non-cash exploration costs	166,812	148	167,108	277
Stock-based compensation	7,514	1,908	10,113	3,574
Non-cash employee bonuses	41	—	1,586	—
Non-recurring litigation settlements and related matters	3,364	—	4,738	—
Non-recurring severance payments	1,489	—	1,489	—
Non-recurring North Fork properties gas transportation costs	—	—	1,813	—
Derivative contracts:
(Gain) loss on derivatives, net	(23,089)	4,190	(16,186)	7,266
Cash settlements (paid) received	1,047	(1,225)	(402)	(1,782)
Adjusted EBITDA	$9,357	$5,865	$23,358	$6,902

For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us